EXHIBIT 99.1

For more information, contact:

Kelley Bass

Public Relations

Acxiom Corporation

(501) 342-4452

(501) 258-5355

kelley.bass@acxiom.com

GACXM

Acxiom Names John Meyer as New CEO and President

Brings strong track record of success at Alcatel-Lucent, EDS

LITTLE ROCK, Ark. — January 17, 2008 — Acxiom® Corporation (Nasdaq: ACXM) announced today that its Board of Directors has named John Meyer to serve as the company’s chief executive officer and president.

Meyer, 51, has been president of the Global Services group of Alcatel-Lucent since 2003. Prior to joining Lucent, Meyer spent almost 20 years in a number of high-profile positions at EDS that included Chairman of the Europe, Middle East and Africa (EMEA) Operating Team, President of Diversified Financial Services and Credit Services Divisions, and CIO for the company’s GMAC business. Meyer’s global, multi-industry experience at EDS was marked by numerous successes, including doubling revenue in EMEA from $3.6 billion to $7.2 billion in four years. Before entering the business world, John served as a flight commander and was selected as a captain in the U.S. Air Force.

Michael Durham, Acxiom’s non-executive chairman, said the board unanimously selected Meyer because of his demonstrated strong leadership skills, his broad experience in the information technology industry and his history of success in building shareholder value.

"Since October, the board has been focused on the search for a new leader in its efforts to return Acxiom to sustained success," Durham said. "John commanded our attention because of his strong execution skills, his ability to lead high-performing teams and his track record in driving shareholder value. He has demonstrated these skills at both Alcatel-Lucent and EDS as he ran businesses that are substantially larger and more complex than Acxiom. As we learned more about John, we were equally impressed by his focus on developing internal talent while reaching outside for new skills. His straightforward style and integrity impressed us as it has his employees, clients and investors in his previous roles. John’s track record has established him as one of the most accomplished services leaders in the technology industry."

Meyer said that “Acxiom’s position as the leading provider of offline and online marketing services is the envy of the market. Acxiom’s proud history of innovation and delivery excellence has created value for its clients for decades. It is an honor to join the company and do all I can to build on its successes. I look forward to working with our associates to create value for our clients and shareholders.”

Meyer will join Acxiom on February 4. He also will serve as a member of Acxiom’s board of directors. He succeeds Charles Morgan, a 35-year company veteran who has been Chairman and Chief Executive Officer since 1975. Morgan, who announced his retirement in October, will remain a consultant to the company through 2010.

“John’s go-to-market, operational and technology skills in leading a large services business are impressive,” Morgan said. “I leave Acxiom in the capable hands of a leader who has a strong client focus and will continue to bring out the best in the teams he leads.”

Meyer will be introduced to the financial analyst community during the company’s third-quarter earnings call at 4:30 p.m. CST January 23.

Meyer, his wife Victoria and their three children live in Dallas, Texas and will be moving to Little Rock, Acxiom’s headquarters, as soon as practical.

More information about Meyer, including photos, is available at www.acxiom.com/john_meyer.html

About Acxiom

Acxiom Corporation (Nasdaq: ACXM) designs, builds and manages marketing solutions across offline and online channels for many of the largest, most respected companies in the world. The core components of Acxiom's services include data integration technology, data and analytics products, database services, IT outsourcing, consulting and campaign management software. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and in Europe, Australia, China and Canada.

For more information, visit www.acxiom.com.